FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 33-80625


                         NATIONSLINK FUNDING CORPORATION
             (Exact name of registrant as specified in its charter)


                       100 North Tryon Street, 11th Floor
                         Charlotte, North Carolina 28255
                                 (704) 388-1663
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          Commercial Mortgage Pass-Through Certificates, Series 1996-1,
         Class A-1, Class A-2, Class A-3, Class B, Class C, Class D and
                              Class E Certificates
            (Titles of each class of Securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains):

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)   [ ]                  Rule 15d-6     [ ]
Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the certification or notice date: 23

     Pursuant to the requirements of the Securities Exchange Act of 1934, NationsLink Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


         DATE: January 30, 1997          BY: /s/ James E. Nauman
                                             -------------------------
                                             Name: James E. Nauman
                                             Title: Senior Vice President and
                                                    Chief Financial Officer